101 Hudson Street Suite 3700 Jersey City, NJ 07302

June 2, 2006

VIA FEDERAL EXPRESS
AND FAX (650) 551-5225

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065
Attention: Timothy Neher

Re: Amendment to Secured Convertible Debentures

Dear Mr. Neher:

This letter will memorialize the agreement by and between Wherify Wireless, Inc., a Delaware corporation (the “Company”), and Cornell Capital Partners, LP, a Delaware Limited Partnership (the “Holder”), in connection with amendments to the March 10, 2006 7% Secured Convertible Debenture issued to the Holder in the original face amount of $2,500,000 and the March 14, 2006 7% Secured Convertible Debenture issued to the Holder in the original face amount of $2,500,000 (collectively referred to as the “Convertible Debentures”). All capitalized terms herein, unless otherwise indicated, shall have the meaning ascribed to them in the Convertible Debentures.

The parties hereby amend the Convertible Debentures as follows:

1.
Interest Payments. The Company shall, in its sole discretion, make any interest payment due in either (i) cash, or (ii) after the Effective Date, in common stock at the Fixed Conversion Price, provided that the effectiveness of the Underlying Share Registration Statement has not lapsed for any reason. In no circumstances shall the Holder have any discretion in whether interest paid by the Company is in the form of cash or in common stock.

2.	Default Conversion Price. Section 3(c)(xii) of the Convertible Debentures shall be deleted in its entirety and replaced with the following:

Section 3(c)(xii). If an Event of Default occurs and remains uncured twelve months after the Original Issue Date (as defined in Section 5) of this Debenture, the Fixed Conversion Price shall be switched to the Default Conversion Price. The Default Conversion Price shall be equal to $0.65. The Obligor agrees that the date that full consideration was paid for this Debenture shall remain the Original Issue Date. The Company shall provide an opinion letter from counsel within two (2) days of written request by the Holder stating that the date full consideration was paid for this Debenture is the Original Issue Date. In the event that counsel to the Company fails or refuses to render an opinion as required to issue the conversion shares in accordance with this paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Holder to render such opinion and shall authorize the Obligor’s transfer agent to accept and be entitled to rely on such opinion for the purposes of issuing the conversion shares.

3.
Principal Payments. The Scheduled Payment amount set forth under the Section titled Monthly Payments in the Convertible Debentures shall mean an aggregate amount between each of the Convertible Debentures.

This letter agreement shall solely have the effect specifically described above and shall have no effect on any other terms or conditions of the Convertible Debentures.

Cornell Capital Partners, LP

By:	Yorkville Advisors, LLC
Its:	General Partner

By:	/s/ Mark Angelo

Name:	Mark Angelo
Title:	President and Portfolio Manager

Agreed and acknowledged on this 2nd day of June, 2006.

Wherify Wireless, Inc.

By:	/s/ Timothy Neher

Name:	Timothy Neher
Title:	Chief Executive Officer

cc: Stanley Rowland, Esq. via Fax (415) 837-1516